Exhibit 4.5

Equinix Europe 2 Financing Corporation LLC,

as Issuer

EQUINIX, INC.,

as Guarantor

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee,

U.S. BANK EUROPE DAC, UK BRANCH,

as Paying Agent,

and

U.S. Bank Trust Company, National Association,

as Registrar

5.450% Senior Notes due 2038

Thirteenth Supplemental Indenture

Dated as of November 9, 2026

to

Indenture dated as of March 18, 2024

TABLE OF CONTENTS

-i-

Exhibit A	Form of Note	A-1

-ii-

THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of November 9, 2026 (this “Supplemental Indenture”), to the Indenture dated as of March 18, 2024 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and among Equinix Europe 2 Financing Corporation LLC (the “Issuer”), Equinix, Inc. (the “Guarantor,” as more fully set forth in Section 1.01), U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), U.S. Bank Europe DAC, UK Branch, as paying agent and U.S. Bank Trust Company, National Association, as registrar.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes (as defined herein):

WHEREAS, the Issuer and the Guarantor have duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Issuer and the Guarantor have duly authorized the execution and delivery, and desire and have requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Issuer and the guarantee by the Guarantor of a series of Notes designated as its 5.450% Senior Notes due 2038 (the “Initial Notes”) in an initial aggregate principal amount of €650,000,000, on the terms set forth herein;

WHEREAS, Article 9 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.      Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.In addition to the definitions set forth in Article 1 of the Base Indenture, this Supplemental Indenture shall include the following definitions, which, in the event of a conflict with the definition of terms in the Base Indenture, shall control:

“Actual/Actual (ICMA)” means the payment convention defined as such in the rulebook of the International Capital Markets Association.

“Additional Notes” has the meaning set forth in Section 2.01(b).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Guarantor or at the time it merges or consolidates with or into the Guarantor or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Guarantor or such acquisition, merger or consolidation.

“Agency Agreement” means that certain agency agreement, dated as of November 9, 2026, among the Issuer, U.S. Bank Europe DAC, UK Branch, as paying agent, U.S. Bank Trust Company, National Association, as registrar, transfer agent and trustee.

“ASC” means FASB Accounting Standards Codification.

“Asset Acquisition” means (1) an investment by the Guarantor or any Restricted Subsidiary of the Guarantor in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Guarantor or any Restricted Subsidiary of the Guarantor, or shall be merged with or into the Guarantor or any Restricted Subsidiary of the Guarantor, or (2) the acquisition by the Guarantor or any Restricted Subsidiary of the Guarantor of the assets of any Person (other than a Restricted Subsidiary of the Guarantor) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in such Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in such Sale and Leaseback Transaction.

“Base Indenture” has the meaning specified in the introductory paragraph of this Supplemental Indenture.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York, The City of London or other place of payment on the Notes are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (known as the T2 system), or any successor or replacement thereto, operates. If a date otherwise required for any payment in respect of the Notes is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no additional interest shall accrue on such payment for the intervening period.

“Cash Equivalents” means:

(a)            debt securities denominated in Euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b)            commercial paper denominated in Euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c)            certificates of deposit denominated in Euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d)            any cash deposit denominated in Euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A- by S&P;

(e)            repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f)            investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)            any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Guarantor to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)            the approval by the holders of Capital Stock of the Guarantor of any plan or proposal for the liquidation or dissolution of the Guarantor (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)            any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor.

For the avoidance of doubt, the consummation of the Guarantor Conversion or the substitution of the Guarantor for the Issuer pursuant to Section 5.03 of the Base Indenture shall not constitute a “Change of Control.”

“Change of Control Offer” has the meaning set forth in Section 4.05(a).

“Change of Control Payment” has the meaning set forth in Section 4.05(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.05(b).

“Change in Tax Law” has the meaning set forth in Section 3.03(a).

“Change of Control Triggering Event” means, in each case, the occurrence of both (i) a Change of Control and (ii) a Rating Event.

“Clearstream” means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German government bond whose maturity is closest to the First Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuer.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)            increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1)            provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2)            Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3)            Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4)            any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Indenture (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5)            any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6)            any costs or expenses incurred by the Guarantor or a Restricted Subsidiary of the Guarantor pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Guarantor or net cash proceeds of an issuance of Equity Interest of the Guarantor (other than Disqualified Capital Stock); plus

(7)            cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(8)            any net loss from disposed or discontinued operations; plus

(9)            any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Guarantor), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(10)            any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11)            the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus

(12)            the amount of any costs and expenses associated with the Guarantor Conversion, including, without limitation, planning and advisory costs related to the foregoing; and

(b)            decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1)            non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(2)            any net gain from disposed or discontinued operations;

(3)            any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Guarantor), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(4)            any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

For purposes of this definition, calculations shall be done after giving effect on a pro forma basis for the period of such calculation to:

(1)            the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period (and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and

(2)            any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)            the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; (d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Guarantor that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s))); (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) dividends with respect to Disqualified Capital Stock; (g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person; (h) imputed interest with respect to Sale and Leaseback Transactions; and (i) the interest portion of any deferred payment obligation; plus

(2)            the interest component of Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(3)            interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(1)            any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses;

(2)            any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

(3)            any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

(4)            the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Guarantor or to a Restricted Subsidiary of the Guarantor by such Person;

(5)            any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;

(6)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(7)            any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(8)            any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

(9)            income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(10)            in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

(11)            the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

(12)            acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (in each case, whether or not non-recurring).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any Restricted Subsidiary of the Guarantor against fluctuations in currency values.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.08 of the Base Indenture, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“delivered” with respect to any notice to be delivered, given or mailed to a Holder pursuant to the Indenture, shall mean notice (x) given to the Depositary (or its designee) in accordance with accepted procedures of Euroclear or Clearstream (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the register of Holders. Notice so “delivered” shall be deemed to include any notice to be “mailed” or “given,” as applicable, under the Indenture.

“Depositary” means U.S. Bank Europe DAC, as common depositary for Euroclear and Clearstream, or any successor.

“Designated Revolving Commitments” means the amount or amounts of any commitments to make loans or extend credit on a revolving basis to the Guarantor or any of its Restricted Subsidiaries by any Person other than the Guarantor or any of its Restricted Subsidiaries that has or have been designated (but only to the extent so designated) in an Officers’ Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Obligors subsequently deliver an Officers’ Certificate to the Trustee to the effect that the amount or amounts of such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in each case, on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Electronic Signatures” has the meaning set forth in Section 10.05.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Guarantor (excluding Disqualified Capital Stock), other than:

(a)            public offerings with respect to the Guarantor’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b)            issuances to any Subsidiary of the Guarantor;

(c)            issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d)            issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e)            issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f)            issuances pursuant to employee stock plans.

“Euro” or “€” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“European Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.

“Event of Default” has the meaning set forth in Section 6.01.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of each Obligor or any duly appointed officer of the Obligors or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $100.0 million, shall be determined by the Board of Directors of each Obligor and shall be evidenced by a Board Resolution of the Board of Directors of each Obligor delivered to the Trustee.

“Finance Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as finance lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“First Par Call Date” means August 9, 2038.

“Fitch” means Fitch Ratings Inc. or any successor to the rating agency business thereof.

“Four Quarter Period” means the period of four full fiscal quarters for which financial statements are available ending prior to the date of the transaction (the “Transaction Date”) giving rise to the need to make such calculation.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of July 11, 2011.

“Global Notes” means, individually and collectively, each of the Global Securities deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.03 of the Base Indenture and Section 2.03 hereof.

“Global Security Legend” means the legend set forth in Exhibit A hereto, which is required to be placed on all Global Notes issued under the Indenture.

“Guarantee” means the guarantee of the Notes by the Guarantor pursuant to the Indenture.

“Guarantor” has the meaning specified in the introductory paragraph of this Supplemental Indenture, and subject to the provisions of Article 5, shall include its successors and assigns.

“Guarantor Conversion” means the actions taken by the Guarantor and its Subsidiaries in connection with the Guarantor’s qualification as a REIT, including without limitation, (y) separating from time to time all or a portion of its United States and international businesses into, as defined by the Code, taxable REIT subsidiaries (“TRS”) and/or qualified REIT subsidiaries (“QRS”) (it being understood that any such TRS and/or QRS shall remain Restricted Subsidiaries, as applicable, as prior to the Guarantor Conversion) and (z) amending its charter to impose ownership limitations on the Guarantor’s Capital Stock directly or indirectly by merging into a Wholly Owned Restricted Subsidiary of the Guarantor.

“Guarantor Surviving Entity” has the meaning set forth in Section 5.01(a)(2).

“Holder” means a Person in whose name a Note is registered.

“incur” means, collectively, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness.

“Indebtedness” means with respect to any Person, without duplication:

(1)            all Obligations of such Person for borrowed money;

(2)            all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            all Finance Lease Obligations and all Attributable Debt of such Person;

(4)            all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5)            all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing Obligations (other than Obligations described in (1)-(4) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(6)            guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)            all Obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)            all Obligations under Currency Agreements and Interest Swap Obligations of such Person;

(9)            all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(10)            the aggregate amount of Designated Revolving Commitments in effect on such date.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P and Fitch and Baa3 by Moody’s or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the Issue Date, or the equivalent rating of any other Rating Agency selected by the Issuer as provided in the definition of “Rating Agency.”

“Issuer” has the meaning specified in the introductory paragraph of this Supplemental Indenture, and subject to the provisions of ARTICLE 5, shall include its successors and assigns.

“Issue Date” means November 9, 2026.

“Issuer Surviving Entity” has the meaning set forth in Section 5.01(a)(1).

“Make-Whole Premium” means with respect to any Notes redeemed before the First Par Call Date, the excess, if any, of:

(1)	the aggregate present value as of the applicable Redemption Date of each euro of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the Redemption Date) that would have been payable in respect of such euro if such redemption had been made on the First Par Call Date (assuming the Notes matured on the First Par Call Date), in each case determined by discounting to the Redemption Date on an annual basis (using an Actual/Actual (ICMA) convention for purposes of this calculation) at the applicable Comparable Government Bond Rate, plus 30 basis points; over

(2)	the principal amount of such Note.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Notes” means, for all purposes under the Indenture (including, without limitation, the covenants set forth in the Base Indenture) the Initial Notes issued on the date hereof and any Additional Notes. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Amount” has the meaning set forth in Section 3.04.

“Offer Period” has the meaning set forth in Section 3.04.

“Officers’ Certificate” means a certificate signed by one or more Authorized Persons of the Issuer and one or more Authorized Persons of the Guarantor, and delivered to the Trustee; provided that any such certificate to be delivered pursuant to Section 4.06 shall be signed by one Authorized Officer who shall be the principal financial officer of the Guarantor.

“Pari Passu Indebtedness” means any Indebtedness of the Guarantor that ranks pari passu in right of payment with the Guarantee.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Paying Agent” has the meaning set forth in Section 2.05(a).

“Permitted Liens” means the following types of Liens:

(1)            Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Guarantor or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)            Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)            judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)            easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Guarantor or any of its Restricted Subsidiaries;

(6)            any interest or title of a lessor under any Finance Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(7)            Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Guarantor or any Restricted Subsidiary of the Guarantor other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(8)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)            Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)            Liens securing Interest Swap Obligations;

(11)            Liens securing Indebtedness under Currency Agreements;

(12)            Liens securing Acquired Indebtedness; provided that

(a)            such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Guarantor or a Restricted Subsidiary of the Guarantor and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Guarantor or a Restricted Subsidiary of the Guarantor; and

(b)            such Liens do not extend to or cover any property or assets of the Guarantor or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Guarantor or a Restricted Subsidiary of the Guarantor and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Guarantor or a Restricted Subsidiary of the Guarantor;

(13)            Liens on assets of a Restricted Subsidiary of the Guarantor;

(14)            leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Guarantor and its Restricted Subsidiaries;

(15)            banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16)            Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18)            Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Guarantor or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(19)            [Reserved];

(20)            Liens securing Indebtedness in respect of Sale and Leaseback Transactions;

(21)            [Reserved];

(22)            Liens securing Indebtedness in respect of mortgage financings; and

(23)            Liens with respect to obligations (including Indebtedness) of the Guarantor or any of its Restricted Subsidiaries otherwise permitted under the Indenture that do not exceed an amount equal to (x) 3.5 times (y) the Consolidated EBITDA of the Guarantor for the Four Quarter Period to and including the most recent fiscal quarter for which financial statements are internally available immediately preceding such date.

“Prospectus” means the prospectus dated October 28, 2026, as supplemented by the prospectus supplement dated November 3, 2026, prepared by the Obligors in connection with the offering of the Initial Notes.

“Purchase Date” has the meaning set forth in Section 3.04.

“Purchase Money Indebtedness” means Indebtedness of the Guarantor and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P and (2) if Fitch, Moody’s or S&P ceases to rate the Notes for reasons outside of the Obligors’ control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Rating Event” means that the Notes are downgraded by at least one rating category from the applicable rating of such Notes on the first day of the Trigger Period by two of the Rating Agencies and/or cease to be rated by two of the Rating Agencies, in each case, on any date during the Trigger Period; provided that a Rating Event will not be deemed to have occurred unless the rating category of the Notes is below an Investment Grade Rating by two of the Rating Agencies; provided, further, that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable downgrading Rating Agency does not publicly announce or confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated; provided that in the event that a Rating Agency does not provide a rating of Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of such Notes below an Investment Grade Rating by such Rating Agency and a downgrade that results in such Notes no longer being rated at the rating category in effect on the first day of the Trigger Period by such Rating Agency, in each case, and shall not be subject to the second proviso in the immediately preceding sentence. The Trustee shall have no obligation to determine whether a Rating Event has occurred.

“Redemption Date” has the meaning set forth in Section 3.02(a).

“Registrar” has the meaning set forth in Section 2.05(a).

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code.

“Repurchase Offer” has the meaning set forth in Section 3.04.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Guarantor or a Restricted Subsidiary of any property, whether owned by the Guarantor or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Guarantor or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Subordinated Indebtedness” means Indebtedness of the Issuer or the Guarantor that is expressly subordinated or junior in right of payment to the Notes or the Guarantee, respectively.

“Supplemental Indenture” has the meaning specified in the introductory paragraph of this Supplemental Indenture.

“Tax Event Redemption Date” has the meaning set forth in Section 3.03(a).

“Tax Opinion” has the meaning set forth in Section 3.03(a). A Tax Opinion shall be deemed to be an Opinion of Counsel under the Base Indenture, including, without limitation, for purposes of Sections 12.04 and 12.05 of such Base Indenture.

“Tax Jurisdiction” has the meaning set forth in Section 4.06(a).

“Tax” or “Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings (including backup withholdings), fees and any charges of a similar nature (including interest, fines, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended.

“Transaction Date” has the meaning assigned thereto in the definition of “Four Quarter Period.”

“Trigger Period” means the 60-day period commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Guarantor’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any two of the three Rating Agencies); provided that the Trigger Period will terminate with respect to each Rating Agency when such Rating Agency takes action (including affirming its existing ratings) with respect to such Change of Control.

“Trustee” has the meaning specified in the introductory paragraph of this Supplemental Indenture.

“Unrestricted Subsidiary” of any Person means:

(1)            any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)            any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Guarantor may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any other Subsidiary of the Guarantor that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Guarantor or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“United States” and “U.S. Person,” for purposes of Section 3.03 and Section 4.06 of this Supplemental Indenture, each has the respective meaning set forth in Section 4.06(f).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Guarantor or another Wholly Owned Restricted Subsidiary.

Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

All terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.02.      Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

Section 1.03.      References to Interest. Unless the context otherwise requires, any reference in the Indenture or the Notes to the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE 2
THE NOTES

Section 2.01.      Amount; Series; Terms.

(a)            There is hereby created and designated one series of Notes under the Base Indenture: the title of the Notes shall be “5.450% Senior Notes Due 2038.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of notes specifically incorporates such changes, modifications and supplements.

(b)            The initial aggregate principal amount of Notes is €650,000,000. The Issuer shall be entitled to issue additional notes under this Supplemental Indenture (“Additional Notes”) that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first Interest Payment Date applicable thereto; provided that such issuance is not prohibited by the terms of the Indenture. Any such Additional Notes shall be consolidated and form a single series with the Initial Notes initially issued including for purposes of voting and redemption; provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate ISIN and/or Common Code number(s), as applicable. With respect to any Additional Notes, the Obligors shall set forth in a Board Resolution of their Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the Paying Agent and the Registrar, the following information: (i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and (ii) the issue price, the issue date, the ISIN and/or Common Code number(s), as applicable, of such Additional Notes, the first Interest Payment Date and the amount of interest payable on such first Interest Payment Date applicable thereto and the date from which interest shall accrue. References to “CUSIP” numbers in the Base Indenture, including, but not limited to, Section 2.05 of the Base Indenture, shall be deemed replaced by “ISIN” and/or “Common Code” numbers, as applicable.

(c)            The Stated Maturity of the Notes shall be November 9, 2038.

(d)            The Notes shall bear interest at the rate of 5.450% per annum from November 9, 2026, or from the most recent date to which interest has been paid or duly provided for, as further provided in the forms of Global Note annexed hereto as Exhibit A. Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 9, 2026 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. The date on which such interest shall be payable (each, an “Interest Payment Date”) shall be November 9 of each year, beginning on November 9, 2027, and the record date for any interest payable on each such Interest Payment Date shall be the immediately preceding October 25 (whether or not such date is a Business Day).

(e)            The Notes will be issued in the form of one or more Global Notes, deposited with, or on behalf of, the Depositary, as common depositary for Euroclear and Clearstream, and registered in the name of the Depositary or its nominee for the accounts of Euroclear and Clearstream, duly executed by the Obligors and authenticated by the Trustee as provided in Sections 2.03 and 2.04 of the Base Indenture.

(f)            No service charge will be made for any registration of a transfer, exchange or redemption of the Notes, but the Obligors may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange (but not for a redemption).

Section 2.02.      Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.03.      Form of Notes. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Section 2.04.      Currency of Notes. The Notes shall be denominated in Euro, and all payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in Euro. If the Euro is unavailable to the Obligors due to the imposition of exchange controls or other circumstances beyond the Obligors’ control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the Euro is again available to the Obligors or so used. The amount payable on any date in Euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for Euro. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the forgoing. Any payment in respect of any Note so made in U.S. dollars pursuant to this Section 2.04 will not constitute an Event of Default under the Notes or the Indenture.

Section 2.05.      Registrar and Paying Agent.

(a)            The Issuer initially appoints U.S. Bank Europe DAC, UK Branch to act as the Paying Agent with respect to the Notes (together with its successors and assigns, the “Paying Agent”), and U.S. Bank Trust Company, National Association to act as the Registrar with respect to the Notes (together with its successors and assigns, the “Registrar”), in each case in accordance with the terms of the Agency Agreement.

(b)            The Issuer may change the Paying Agent or Registrar without prior notice to the Holders.

(c)            The Obligors designate the office of the Paying Agent at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom as an agency where the Notes may be presented for payment and the office of the Registrar at One California Street, San Francisco, CA 94111 as an agency where the Notes may be presented for exchange or registration of transfer, in each case, as provided for in the Indenture.

Section 2.06.      Book-Entry Provisions. This Section 2.06 shall apply to the Global Notes deposited with, or on behalf of, the Depositary, as common depositary for Euroclear and Clearstream in accordance with Section 2.01(e).

Members of, or participants and account holders in Euroclear and Clearstream, (“Participants”) shall have no rights as a Holder under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominees may be treated by the Obligors, the Trustee and any agent of the Obligors or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Obligors, the Trustee or any agent of the Obligors from giving effect to any written certification, proxy or other authorization furnished by Euroclear and Clearstream or impair, as between Euroclear and Clearstream, on the one hand, and the Participants, on the other, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.01(e), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Supplement Indenture or the Notes.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.      Redemption. Pursuant to Section 3.01 of the Base Indenture, the following additional redemption provisions in this Article 3 shall apply to the Notes.

Section 3.02.      Optional Redemption of the Notes.

(a)            The Issuer may redeem the Notes at its option, in whole or in part, at any time or from time to time at a redemption price equal to the sum of (x) 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date plus (y) the Make-Whole Premium.

(b)            Notwithstanding the foregoing, if the Notes are redeemed on or after the First Par Call Date, the redemption price will not include the Make-Whole Premium.

(c)            Neither the Trustee nor any Paying Agent shall have any obligation to calculate or verify the calculation of the Make-Whole Premium.

(d)            The provisions of Section 3.01 through Section 3.06 of the Base Indenture shall not apply to the Notes, and the following provisions shall apply in lieu thereof:

(i)            In the event that the Issuer chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee:

(A)            by a method that complies with the requirements, as certified to the Trustee by the Obligors, of the principal securities exchange, if any, on which the Notes are listed at such time, and in compliance with the requirements of the relevant clearing system; provided that, if the Notes are represented by one or more Global Notes, beneficial interests in the Notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; or

(B)            if the Notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the Notes are not held through a clearing system or the clearing system prescribes no method of selection, by lot.

(ii)            No Notes of a principal amount of €100,000 or less shall be redeemed in part. The Obligors will also comply with any other requirements of the securities exchange, if any, on which the Notes are listed at such time.

(iii)            Notice of redemption will be delivered at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed, the Trustee and the Paying Agent; provided that, if the redemption notice is issued in connection with a defeasance of the Notes or satisfaction and discharge of the Indenture governing the Notes in accordance with the Indenture, the notice of redemption may be delivered more than 60 calendar days before the Redemption Date. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(e)            Any redemption or notice of redemption, other than a notice of redemption delivered pursuant to Section 3.03 in connection with a Change in Tax Law, may, at the Obligors’ discretion, be subject to one or more conditions precedent.

Section 3.03.      Tax Redemption.

(a)            The Issuer may redeem the Notes, in whole but not in part, at its option, at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes and the Trustee (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Redemption Date (“Tax Event Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Event Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date occurring on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if, on the next date on which any amount would be payable in respect of the Notes, the Issuer is or, based upon an opinion of independent tax counsel of recognized standing in the relevant Tax Jurisdiction (any such opinion, a “Tax Opinion”), would be required to pay Additional Amounts in respect of the Notes and cannot avoid such payment obligation by taking reasonable measures available to the Issuer, and such requirement arises as a result of:

(i)            any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, which change or amendment is announced and becomes effective after the Issue Date; or

(ii)            any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which amendment or change is announced and becomes effective after the Issue Date (any such amendment or change described in Section 3.03(a)(i) or (ii), a “Change in Tax Law”).

(b)            The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Before the Issuer publishes or delivers a notice of redemption in respect of a Tax Event Redemption Date as described in this Section 3.03, the Obligors will deliver to the Trustee an Officers’ Certificate to the effect that the Issuer cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and, if required, the opinion of independent tax counsel described above. Any notice of redemption shall otherwise be given pursuant to the procedures pursuant to Section 3.02 hereof. The Trustee shall accept, and will be entitled to conclusively rely on, such an Opinion of Counsel and such Officers’ Certificate as sufficient evidence of the existence and satisfaction of the conditions precedent described in Section 3.03(a)(i) or (ii) above, as applicable, and upon delivery of such Opinion of Counsel and Officers’ Certificate to the Trustee, the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the Holders of the Notes.

Section 3.04.      Repurchase Offer. In the event that, pursuant to Section 4.05 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (a “Repurchase Offer”), it shall follow the procedures specified below.

The Repurchase Offer shall remain open for a period of at least 20 Business Days following its commencement, except to the extent that a shorter or longer period is permitted or required, as the case may be, by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will purchase at the purchase price (as determined in accordance with Section 4.05 hereof, as the case may be) the principal amount of Notes required to be purchased pursuant to Section 4.05 hereof, as the case may be (the “Offer Amount”) and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Repurchase Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, to, but not including, the Purchase Date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Issuer will deliver or cause to be delivered a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The notice, which will govern the terms of the Repurchase Offer, will state:

(a)            that the Repurchase Offer is being made pursuant to this Section 3.04, and Section 4.05 hereof, and the length of time the Repurchase Offer will remain open;

(b)            the Offer Amount, the purchase price and the Purchase Date;

(c)            that any Note not tendered or accepted for payment will continue to accrue interest;

(d)            that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Purchase Date;

(e)            that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in minimum denominations of €100,000, or integral multiples of €1,000 in excess thereof;

(f)            that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)            that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)            that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Trustee so that no Notes in denominations of €100,000 or less will be purchased in part); and

(i)            that Holders whose Notes were purchased only in part will be issued new Notes of the applicable series equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Repurchase Offer or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.04. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and deliver (or cause to be transferred by book entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered. Notwithstanding any other provision in the Indenture to the contrary, neither an Opinion of Counsel nor an Officers’ Certificate is required for the Trustee to authenticate such new Note. Any Note not so accepted shall be promptly returned by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.04 or Section 4.05 of this Supplemental Indenture, as applicable, any purchase pursuant to this Section 3.04 shall be made pursuant to the applicable provisions of Section 3.01 through Section 3.06 of the Base Indenture.

ARTICLE 4
COVENANTS

In addition to the covenants set forth in Article 4 of the Base Indenture, the Notes shall be subject to the following additional covenants. Such additional covenants set forth in Section 4.03 through Section 4.05 below shall be subject to covenant defeasance pursuant to Section 8.03 of the Base Indenture.

Section 4.01.      Payment of Notes. The following paragraph shall be added following the first paragraph of Section 4.01 of the Base Indenture: “The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at such rate to the extent lawful. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 9, 2026 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date.”

Section 4.02.      Reports to Holders. The following sentence shall be added to the end of the second paragraph of Section 4.03 of the Base Indenture: “If the Guarantor had any Unrestricted Subsidiaries during the relevant period, the Guarantor will also provide to the Trustee and, upon request, to any Holder of the Notes, information sufficient to ascertain the financial condition and results of operations of the Guarantor and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.”

Section 4.03.      Sale and Leaseback Transactions. The Obligors will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

(1)            the Sale and Leaseback Transaction is solely with the Issuer, the Guarantor or a Restricted Subsidiary;

(2)            the lease is for a period not in excess of 36 months (or which may be terminated by either Obligor or any of its Subsidiaries within a period of not more than 36 months);

(3)            the Obligors would be able to incur Indebtedness secured by a Lien with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes pursuant to Section 4.04(b) (other than in reliance on clause (20) of the definition of “Permitted Liens”); or

(4)            the Issuer, the Guarantor or such Restricted Subsidiary within 365 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (i) the redemption of Notes, other Indebtedness of the Issuer ranking on a parity with the Notes in right of payment or Indebtedness of the Issuer, the Guarantor or a Restricted Subsidiary or (ii) the purchase of other property; provided that, in lieu of applying such amount to the retirement of Pari Passu Indebtedness, the Issuer may deliver Notes to the Trustee for cancellation; such Notes to be credited at the cost thereof to the Issuer.

Section 4.04.      Limitation on Liens. The Obligors will not, and will not cause or permit any of the Restricted Subsidiaries of the Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(a)            in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b)            in all other cases, the Notes are equally and ratably secured,

except for:

(1)            Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2)            Liens securing the Obligations of the Obligors and the Obligations of the Restricted Subsidiaries of the Guarantor under any hedge facility permitted under the Indenture to be entered into by the Obligors and the Restricted Subsidiaries of the Guarantor;

(3)            Liens securing the Notes or the Guarantor’s Guarantee thereof;

(4)            Liens in favor of the Obligors or a Wholly Owned Restricted Subsidiary of the Guarantor on assets of any Restricted Subsidiary of the Guarantor; and

(5)            Permitted Liens.

(c)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.05.      Offer to Repurchase Upon Change of Control Triggering Event.

(a)            Upon the occurrence of a Change of Control Triggering Event, unless the Issuer or a third party has previously or concurrently delivered a redemption notice with respect to all outstanding Notes as described under Sections 3.02 or 3.03 hereof, the Issuer will be required to make an offer to purchase each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the date of purchase.

(b)            Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Issuer must send, or cause the Trustee to send, by first class mail (or, in the case of Notes represented by Global Notes, in accordance with the applicable procedures of Euroclear or Clearstream), a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the Purchase Date, which must be no earlier than 10 days nor later than 60 days after the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and specifying the portion (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s Notes that it agrees to sell to the Issuer pursuant to the Change of Control Offer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c)            The Obligors will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.05, the Obligors will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the provisions of this Section 4.05 by virtue of such conflict.

(d)            On the date of such Change of Control Payment, the Issuer will, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e)            The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of €100,000 or an integral multiple of €1,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of such Change of Control Payment.

(f)            The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Issuer (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control Triggering Event.

Section 4.06.      Payment of Additional Amounts.

(a)            All payments made by the Obligors under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any Tax, unless the withholding or deduction of such Tax is then required by law. If any deduction or withholding by any applicable withholding agent for or on account of any Taxes imposed or levied by or on behalf of the United States or a taxing authority of or in the United States (a “Tax Jurisdiction”) will at any time be required to be made in respect of any payments made by the Obligors under or with respect to the Notes, including payments of principal, redemption price, purchase price, interest or premium, then the Obligors will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes that is not a U.S. Person (as defined below) after such withholding, deduction or imposition (including any such withholding, deduction or imposition in respect of any such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)            any Taxes, to the extent such Taxes would not have been imposed but for the Holder of a Note (or the beneficial owner for whose benefit such Holder holds such Note) or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)            having a current or former connection with the relevant Tax Jurisdiction (other than a connection arising solely from the ownership or disposition of such Note, the enforcement of rights under such Note or the receipt of any payments in respect of such Note), including being or having been a citizen or resident of such Tax Jurisdiction, being or having engaged in a trade or business in such Tax Jurisdiction or having or having had a permanent establishment in such Tax Jurisdiction; or

(b)            being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a corporation that has accumulated earnings to avoid U.S. federal income tax, or a private foundation or other tax-exempt organization;

(2)            any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of Additional Amounts had the beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3)            any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(4)            any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder or beneficial owner would otherwise have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(5)            any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes;

(6)            any U.S. federal withholding tax imposed as a result of the beneficial owner:

(a) being a controlled foreign corporation for U.S. federal income tax purposes related to the Issuer or the Guarantor;

(b) being or having been a “10-percent shareholder” of the Guarantor as defined in Section 871(h)(3) of the Code; or

(c) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(7)            any estate, inheritance, gift, sales, transfer, excise, wealth, capital gains, personal property or similar Taxes;

(8)            any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally eligible to provide such certification or documentation;

(9)            any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of the Indenture (or any amended or successor version that is substantively comparable), any regulations promulgated thereunder or any other official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the date of Indenture (or any amended or successor version described above) or any intergovernmental agreements (and any related law, regulation or official administrative guidance) implementing the foregoing; or

(10)            any combination of items (1) through (9) above.

(b)            Except as specifically provided for in this Section 4.06, the Obligors will not be required to make any payment for any Tax.

(c)            If the Obligors become aware that they will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Obligors will deliver to the Trustee and Paying Agent promptly prior to the date of that payment an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agent shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

(d)            The Issuer or the Guarantor, if it is the applicable withholding agent, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Obligors will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Obligors will furnish to the Trustee upon reasonable written request, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Obligors or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other reasonable evidence of payments by such entity.

(e)            The above obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any successor Person to the Obligors.

(f)            As used in this Section 4.06 and under Section 3.03 hereof,

(i)            “United States” means the United States of America, any state thereof and the District of Columbia; and

(ii)            “U.S. Person” means any person that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

ARTICLE 5
MERGER, CONSOLIDATION, OR SALE OF ASSETS

The Notes shall not be subject to Section 5.01 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 5.01 of this Supplemental Indenture:

Section 5.01.      Merger, Consolidation, or Sale of Assets.

(a)            Neither the Issuer nor the Guarantor will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Guarantor to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer or the Guarantor’s assets (determined on a consolidated basis for the Guarantor and the Guarantor’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	in the case of the Issuer, the Issuer shall be the surviving or continuing Person, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer substantially as an entirety (the “Issuer Surviving Entity”) (A) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and (B) shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

(2)	in the case of the Guarantor, the Guarantor shall be the surviving or continuing Person, or the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Guarantor and of the Guarantor’s Restricted Subsidiaries substantially as an entirety (the “Guarantor Surviving Entity”) (A) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and (B) shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the performance of the Guarantee and every covenant of the Notes and the Indenture on the part of the Guarantor to be performed or observed;

(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B) and clause (2)(B) of this Section 5.01(a), no Default or Event of Default shall have occurred or be continuing; and

(4)	the Issuer, or the Issuer Surviving Entity and the Guarantor, or the Guarantor Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

(b)            For purposes of the provisions of Section 5.01(a) hereof, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Guarantor, in a single or a series of related transactions, which properties and assets, if held by the Guarantor instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Guarantor.

(c)            Notwithstanding clauses (1), (2) and (3) of Section 5.01(a) hereof, but subject to the proviso in clause (1)(A) and clause (2)(A) of Section 5.01(a), the Issuer and the Guarantor may merge with (x) any of the Wholly Owned Restricted Subsidiaries of the Guarantor, (y) in the case of the Issuer, the Guarantor, or (z) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Issuer or the Guarantor in another jurisdiction. For the avoidance of doubt, following a substitution of the Guarantor for the Issuer with respect to the Notes then outstanding pursuant to Section 5.03 of the Base Indenture, this Section 5.01 shall cease to apply to the Issuer with respect to such Notes. Nothing in this Section 5.01 shall prevent the Guarantor from consummating the substitution pursuant to Section 5.03 of the Base Indenture or prevent the Guarantor or any Restricted Subsidiary from consummating the Guarantor Conversion.

ARTICLE 6
EVENTS OF DEFAULT

The Notes shall not be subject to Section 6.01 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 6.01 of this Supplemental Indenture:

Section 6.01.      Events of Default. Any of the following events shall constitute an event of default (an “Event of Default”):

(a)            the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b)            the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer) on the date specified for such payment in the applicable offer to purchase;

(c)            a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Obligors receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except (i) in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement and (ii) as otherwise provided in the penultimate paragraph of Section 4.03 of the Base Indenture);

(d)            the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Issuer, the Guarantor or any Restricted Subsidiary of the Guarantor, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer, the Guarantor or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $500.0 million or more at any time;

(e)            the Issuer, the Guarantor or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1)	commences a voluntary case,

(2)	consents to the entry of an order for relief against it in an involuntary case,

(3)	consents to the appointment of a custodian for it or for all or substantially all of its property,

(4)	makes a general assignment for the benefit of its creditors, or

(5)	an admission by the Issuer or the Guarantor in writing of its inability to pay its debts as they become due;

(f)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)            is for relief against the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary in an involuntary case;

(2)            appoints a custodian of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary; or

(3)            orders the liquidation of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

(g)  the Guarantee ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or the Guarantor denies or disaffirms in writing its obligations under the Guarantee, other than in accordance with the terms thereof or upon release of the Guarantee in accordance with the Indenture.

Section 6.02.      Other Amendments. The Notes shall be subject to Section 6.02 through Section 6.11 of the Base Indenture, except that the references to “clause (d) or (e) of Section 6.01 hereof” in Section 6.02 of the Base Indenture shall be deemed references to “clause (e) or (f) of Section 6.01 with respect to the Issuer and the Guarantor” of this Supplemental Indenture.

ARTICLE 7
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01.      Legal Defeasance and Covenant Defeasance. The Notes shall be subject to Article 8 of the Base Indenture, except that:

(a)            Section 8.04(a) of the Base Indenture is amended by replacing such Section 8.04(a) with the following: “The Issuer or the Guarantor must irrevocably deposit with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee), for the benefit of the Holders, cash in Euro (or U.S. Dollars as permitted by Section 2.04 of this Supplemental Indenture), non-callable European Government Obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be.”

(b)            Section 8.04(e) of the Base Indenture is amended by including “, the Guarantor, or a Restricted Subsidiary of the Guarantor” immediately following each of the last two instances of “the Issuer” in such Section 8.04(e).

(c)            Section 8.04(h) of the Base Indenture is amended by replacing such Section 8.04(h) with the following: “[Reserved.]”

ARTICLE 8
SATISFACTION AND DISCHARGE

The Notes shall be subject to Article 10 of the Base Indenture, except that:

(a)            Paragraph (2) of clause (a) of Section 10.01 of the Base Indenture is amended by replacing such paragraph (2) with the following: “all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or the Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee) funds in an amount in cash in Euro (or U.S. dollars as permitted by Section 2.04 of this Supplemental Indenture), non-callable European Government Obligations rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be.”

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.      Amendment, Supplement and Waiver. The Notes shall be subject to Article 9 of the Base Indenture, except that:

(a)            Section 9.02(a)(7) is amended by replacing “; or” at the end of such clause (7) with“;”;

(b)            Section 9.02(a)(8) is amended by replacing the period at the end of such clause (8) with “; or”;

(c)            immediately following Section 9.02(a)(8), as amended above, the following clause shall be added: “(9) after the Issuer’s obligation to purchase Notes arises under this Indenture or the Notes, amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions of this Indenture or the Notes with respect thereto.”; and

(d)            Section 9.04(b) is amended by replacing reference to “clauses (1) through (8) of Section 9.02” at the end of the first sentence with “clauses (1) through (9) of Section 9.02(a).”

ARTICLE 10
MISCELLANEOUS

Section 10.01.      Sinking Funds. The Notes shall not have the benefit of a sinking fund.

Section 10.02.      Supplemental Indenture. The terms of this Supplemental Indenture may be modified as set forth in Article 9 of the Base Indenture after giving effect to Article 9 of this Supplemental Indenture.

Section 10.03.      Guarantees. The Notes will be fully and unconditionally guaranteed by the Guarantor and subject to Article 11 of the Base Indenture as well as other provisions in the Base Indenture applicable to the Guarantee.

Section 10.04.      Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 10.05.      Counterpart; Notices. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile and electronic mail (including any Electronic Signature) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Supplemental Indenture shall be subject to Section 12.02 of the Base Indenture, except that, for purpose of this Supplemental Indenture, all references in such Section 12.02 to electronic or e-mail transmission or delivery shall be deemed to include Electronic Signatures. For purposes hereof, “Electronic Signatures” shall mean any digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by an Authorized Officer of the Obligors). The Obligors agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 10.06.      Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTOR’S GUARANTEE OF THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Section 10.07.      Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 10.08.      Concerning the Paying Agent and the Registrar. The Paying Agent and the Registrar shall be entitled to all of the rights, privileges and immunities of the Trustee set forth in the Indenture.

Section 10.09.      Trustee Disclaimer. The Trustee shall have no responsibility for the validity or sufficiency of this Supplemental Indenture.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

EQUINIX EUROPE 2 FINANCING CORPORATION LLC, as Issuer

By:	/s/ Olivier Leonetti
	Name:	Olivier Leonetti
	Title:	Authorized Signatory

[Equinix Finco Thirteenth Supplemental Indenture]

EQUINIX, INC., as Guarantor

By:	/s/ Olivier Leonetti
Name: Olivier Leonetti
Title: Chief Financial Officer

[Equinix Finco Thirteenth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Jason
Name: David Jason
Title: Vice President

U.S. BANK EUROPE DAC, UK BRANCH, as Paying Agent

By:	/s/ Shobita Choudhury
Name: Shobita Choudhury
Title: Authorised Signatory

U.S. Bank Trust Company, National Association, as Registrar

By:	/s/ David Jason
Name: David Jason
Title: Vice President

[Equinix Finco Thirteenth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

5.450% Senior Notes due 2038

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING SOCIÉTÉ ANONYME. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

[Face of Note]

ISIN XS3560995592

COMMON CODE 356099559

5.450% Senior Notes due 2038

No. ________	€_________

Equinix Europe 2 Financing Corporation LLC

promises to pay to USB NOMINEES (UK) LIMITED, as nominee of U.S. Bank Europe DAC, a common depositary for the account of Euroclear SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) or registered assigns, the principal sum of ________________________ EURO on November 9, 2038

Interest Payment Dates: November 9 of each year, commencing November 9, 2027

Record Dates: October 25 of each year

Dated: November 9, 2026

Equinix Europe 2 Financing Corporation LLC, as Issuer

By:
Name:
Title:

Equinix, Inc., as Guarantor

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank Trust Company, National Association, Trustee,
certifies that this is one of the Notes
referred to in the Supplemental Indenture.

By:
Authorized Signatory

[Back of Note]

5.450% Senior Notes due 2038

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Equinix Europe 2 Financing Corporation LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 5.450% per annum from November 9, 2026, until maturity. The Issuer will pay interest annually in arrears on November 9 of each year, or if any such day is not a Business Day, on the next succeeding Business Day and no additional interest shall accrue on such payment for the intervening period (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be November 9, 2027. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the interest rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 9, 2026 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date.

(2) METHOD OF PAYMENT. The Issuer will pay interest and any Additional Amounts, if any, on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the October 25 (whether or not such date is a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Obligors maintained for such purpose within or without London, United Kingdom, or, at the option of the Issuer, payment of interest may be made by wire transfer or by check mailed to the address of the appropriate person as it appears on the security register. So long as the registered owner of the Notes is a common depositary of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream. If the Euro is unavailable to the Obligors due to the imposition of exchange controls or other circumstances beyond the Obligors’ control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the Euro is again available to the Obligors or so used. The amount payable on any date in Euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for Euro. Any payment in respect of any Note so made in U.S. dollars pursuant to the Indenture will not constitute an Event of Default under the Notes or the Indenture.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Europe DAC, UK Branch, will act as Paying Agent and U.S. Bank Trust Company, National Association will act as Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer, the Guarantor or any of the Subsidiaries of either Obligor may act in the capacity of Paying Agent or Registrar.

(4) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of March 18, 2024 (the “Base Indenture” and, as supplemented by the Supplemental Indenture (as defined below), the “Indenture”), by and between the Issuer, the Guarantor and the Trustee, as supplemented by that certain Thirteenth Supplemental Indenture, dated as of November 9, 2026, by and between the Issuer, the Guarantor, the Trustee, the Paying Agent and the Registrar (the “Supplemental Indenture”). The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer, fully and unconditionally guaranteed by the Guarantor.

(5) OPTIONAL REDEMPTION.

(a)            The Issuer may redeem the Notes at its option, in whole or in part, at any time or from time to time at a redemption price equal to the sum of (x) 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date plus (y) the Make-Whole Premium.

(b)            Notwithstanding the foregoing, if the Notes are redeemed on or after August 9, 2038, the redemption price will not include the Make-Whole Premium.

(c)            Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article 3 of the Supplemental Indenture.

(d)            Any redemption or notice of redemption, other than a notice of redemption delivered pursuant to the Supplemental Indenture in connection with a Change in Tax Law, may, at the Obligors’ discretion, be subject to one or more conditions precedent.

(6) TAX REDEMPTION.

(a)            The Issuer may redeem the Notes, in whole but not in part, at its option, at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes and the Trustee (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the Tax Event Redemption Date and all Additional Amounts (if any) then due and which will become due on the Tax Event Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date occurring on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if, on the next date on which any amount would be payable in respect of the Notes, the Issuer is or, based upon a Tax Opinion would be required to pay Additional Amounts in respect of the Notes and cannot avoid such payment obligation by taking reasonable measures available to the Issuer, and such requirement arises as a result of a Change in Tax Law.

(b)            The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Before the Issuer publishes or delivers a notice of redemption in respect of a Tax Event Redemption Date as described above, the Obligors will deliver to the Trustee an Officers’ Certificate to the effect that the Issuer cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and, if required, the Tax Opinion. Any notice of redemption shall otherwise be given pursuant to the procedures pursuant to Section 3.02 of the Supplemental Indenture. The Trustee shall accept, and will be entitled to conclusively rely on, such Tax Opinion and such Officers’ Certificate as sufficient evidence of the existence and satisfaction of the conditions precedent described in Section 3.03(a)(i) or (ii) of the Supplemental Indenture, as applicable, and upon delivery of such Tax Opinion and Officers’ Certificate to the Trustee, the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the Holders of the Notes.

(7) NOTICE OF REDEMPTION. Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address and the Trustee, except that redemption notices with respect to any redemption pursuant to Section 3.02 of the Supplemental Indenture may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than €100,000 may be redeemed in part in connection with any redemption pursuant to Section 3.02, but only in whole multiples of €1,000 unless all of the Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a Note is equal to €100,000 or a multiple of €1,000 in excess thereof. Any notice of redemption in connection with a Change in Tax Law pursuant to Section 3.03 of the Supplemental Indenture will comply with the procedures described in paragraph 6 of this Note and Section 3.02 and Section 3.03 of the Supplemental Indenture, as applicable. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) In the event that the Issuer is required to commence an offer to all Holders to purchase Notes pursuant to Section 4.05 of the Supplemental Indenture, it will comply with the terms set forth in the Supplemental Indenture, including Section 3.04 thereof.

(b) If a Change of Control Triggering Event occurs, unless the Issuer or a third party has previously or concurrently delivered a redemption notice with respect to all outstanding Notes, as described under Section 3.02 or Section 3.03 of the Supplemental Indenture, the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to but not including the date of repurchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event, the Issuer will deliver a notice to each Holder, with a copy to the Trustee, setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Obligors may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer needs not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part that is equal to €100,000 or a multiple of €1,000 in excess thereof. Also, the Issuer needs not issue, register the transfer of or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any, issued under the Supplemental Indenture) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for purchase of, the Notes), and any existing Default or Event or Default, other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture and the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any, issued under the Supplemental Indenture) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for purchase of, the Notes). Without the consent of any Holder of Notes, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; provide for the assumption by an Issuer Surviving Entity of the obligations of the Issuer and/or the assumption by a Guarantor Surviving Entity of the obligations of the Guarantor under this Indenture; provide for uncertificated Notes in addition to or in place of certificated Notes; add additional guarantees with respect to the Notes or confirm and evidence the release, termination or discharge of any security or guarantee when such release, termination or discharge is permitted by the Indenture; secure the Notes, add to the covenants of the Obligors for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Obligors; make any change that does not adversely affect the rights of any Holder of the Notes; comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA; provide for the issuance of Additional Notes in accordance with the Supplemental Indenture; evidence and provide for the acceptance of appointment by a successor Trustee; conform the text of the Indenture or the Notes to any provision of the “Description of Notes” of the Prospectus to the extent that such provision in the “Description of Notes” of the Prospectus was intended to be a recitation of a provision of the Indenture or the Notes; make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided that (i) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; or to evidence the substitution of the Guarantor for the Issuer and the assumption by the Guarantor of the rights, powers, covenants, agreements and obligations of the Issuer pursuant to Section 5.03 of the Base Indenture.

(12) DEFAULTS AND REMEDIES. Events of Default with respect to the Notes include: (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days; (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer) on the date specified for such payment in the applicable offer to purchase; (iii) failure by the Obligors for 60 days after notice to the Obligors by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the Indenture (except (i) in the case of a default with respect to Section 5.01 of the Supplemental Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement and (ii) as otherwise provided in the penultimate paragraph of Section 4.03 of the Base Indenture); (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Issuer, the Guarantor or any Restricted Subsidiary of the Guarantor, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer, the Guarantor or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $500.0 million or more at any time; (v) the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary, pursuant to or within the meaning of Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian for it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or an admission by the Issuer or the Guarantor in writing of its inability to pay its debts as they become due; or (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Issuer or the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary in an involuntary case; appoints a custodian of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary or orders the liquidation of the Issuer, the Guarantor or any of the Restricted Subsidiaries of the Guarantor that is a Material Subsidiary or any group of Restricted Subsidiaries of the Guarantor that, taken together, would constitute a Material Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or (vii) the Guarantee ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or the Guarantor denies or disaffirms in writing its obligations under the Guarantee, other than in accordance with the terms thereof or upon release of the Guarantee in accordance with the Indenture.

If any Event of Default with respect to outstanding Notes occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Obligors and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall be immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency specified in clauses (v) or (vi) in the second preceding paragraph above occurring with respect to the Issuer or the Guarantor, all unpaid principal of and accrued and unpaid interest on all of the outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Obligors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Obligors are required, within five Business Days of any Authorized Person becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) GUARANTEE AND SUBROGATION. Subject to the provisions of Article 11 of the Base Indenture, the Guarantor irrevocably, fully and unconditionally guarantees, on an unsecured basis, the full and punctual payment (whether at maturity, upon redemption, or otherwise) of the principal of and interest on, and all other amounts payable under, the Notes to be issued pursuant to this Indenture, and the full and punctual payment of all other amounts payable by the Issuer under this Indenture. Upon failure by the Issuer to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.

Subject to the provisions in Section 5.03 of the Base Indenture, the Obligors may at any time, without the consent of any Holders, arrange for and cause the substitution of the Guarantor (including any successor Guarantor pursuant to Section 5.01 of the Supplemental Indenture) for the Issuer as the principal obligor in respect of the Notes then outstanding, if, immediately after giving effect to such substitution, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing (other than a Default or Event of Default that would be cured by such substitution).

The Guarantee will terminate with respect to the Notes upon defeasance or discharge of such Notes, as provided in Article 8 of the Base Indenture, and upon the substitution of the Guarantor for the Issuer as provided in Section 5.03 of the Base Indenture with respect to the Notes to which such substitution applied.

(14) TRUSTEE DEALINGS WITH THE OBLIGORS. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Obligors or any Affiliate of the Obligors with the same rights it would have if it were not Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Obligors, as such, shall have any liability for any obligations of the Obligors under the Notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) ISIN AND COMMON CODE NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and Common Code numbers to be printed on the Notes, and the Trustee may use ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE AND THE GUARANTOR’S GUARANTEE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Equinix, Inc.
One Lagoon Drive
Redwood City, CA 94065

United States of America
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM
(OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.05 (Change of Control Offer) of the Supplemental Indenture, check the box below:

☐ Section 4.05

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.05 of the Supplemental Indenture, state the amount you elect to have purchased:

€____________

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM
(OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

A-15